                                                                   EXHIBIT 10.32


             FIRST AMENDMENT OF MASTER TOWER SPACE LICENSE AGREEMENT


     THIS FIRST AMENDMENT OF MASTER TOWER SPACE LICENSE AGREEMENT ("Amendment") made this 18th day of June 2001, by and between AMERICAN TOWER, L.P. ("Licensor") and UBIQUITEL LEASING COMPANY ("Licensee").

                              W I T N E S S E T H:

     WHEREAS, Licensor and Licensee have previously entered into that certain Master Tower Space License Agreement dated April 4, 2001 (the "Master License Agreement'), attached hereto and by this reference incorporated herein as EXHIBIT B TO THE FIRST AMENDMENT; and

     WHEREAS, Licensor and Licensee desire to amend the Master License Agreement in certain respects as set forth hereinbelow;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

A.   The Master Licensee Agreement is hereby amended by deleting the fourth
     (4th) sentence in Section 12.4 of the Master License Agreement "Entire Agreement; Prior Agreement" and replacing it with the following "All license agreements for Tower Facilities owned or leased by Licensor executed by Licensee and Licensor prior to the Effective Date of this Agreement ("INTEGRATED PRIOR LICENSES") shall be terminated as of the Effective Date (the "INTEGRATION DATE") and shall be rewritten as Licenses to this Agreement within sixty (60) Days of the Integration Date ("REWRITTEN AGREEMENTS")."

B. The Master Licensee Agreement is hereby amended by deleting the Schedule form in its entirety and replacing it with the Schedule form attached hereto as EXHIBIT A TO THE FIRST AMENDMENT.

C. Licensor and Licensee agree that the terms and conditions of this Amendment shall be effective as of the date of the execution of the Master License Agreement and shall be applicable to all Licenses executed pursuant to the Master License Agreement prior to and subsequent to the execution of this Amendment.

D. Unless otherwise defined herein, or the context otherwise clearly requires, terms defined in the Master License Agreement shall have such meanings when used herein.

E. Licensor and Licensee agree that all other terms and conditions of the Master License Agreement, not otherwise inconsistent with this Amendment, shall remain in full force and effect by and between the parties.

     IN WITNESS WHEREOF, the parties have executed this Amendment to the Master License Agreement as of the day and year first written above.


AMERICAN TOWER, L.P.                        UBIQUITEL LEASING COMPANY
By: ATC GP Inc., its sole
    general partner


-------------------------------             -----------------------------------
By:  Steven J. Moskowitz                    By:  David L. Zylka
Its:  Executive Vice President              Its:  Vice President of Engineering






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

                      MASTER TOWER SPACE LICENSE AGREEMENT


     This Master Tower Space License Agreement (this "AGREEMENT") is entered into by and between AMERICAN TOWER, L.P., a Delaware limited partnership, whose business address is 116 Huntington Avenue, Boston, Massachusetts 02116 (hereinafter referred to as the "LICENSOR", and UbiquiTel Leasing Company, a Delaware corporation, whose business address is One West Elm Street, 4th Floor, Conshohocken, PA 19428, (hereinafter referred to as the "LICENSEE"). Licensor and Licensee each may be referred to as a "PARTY" and collectively as "PARTIES".

                                  BACKGROUND

     From time to time Licensee and/or its Affiliates may have the need or desire to license space on communication towers then-owned or operated by Licensor and/or its Affiliates within the United States. This Agreement sets forth the terms and conditions by which Licensee or its Affiliates may request to license space on a communication tower and the terms and conditions by which Licensor or its Affiliates may license such tower space to Licensee or its Affiliates.

                                   AGREEMENTS

     In consideration of the mutual covenants benefiting the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto agree as follows:

     1. DEFINITIONS. Capitalized terms used in this Agreement but not defined herein are defined in Appendix I.

     2. PARTIES. Unless otherwise mutually agreed, the parties hereto agree that the terms and conditions herein shall be binding upon and exclusive to each party hereto and their respective Affiliates with respect to any license or lease of space by Licensee or any of its Affiliates on any communications tower, antenna structure or rooftop ("TOWER(S)"), ground space and/or communications building or shelter then-owned or operated by Licensor or any of its Affiliates within the United States (all such Towers, ground space and buildings, shelters, other structures (including other Towers located thereon) and property accessory thereto being hereinafter referred to as "TOWER FACILITY (-IES)") entered into during the Term of this Agreement. This Agreement shall not be applicable to any communication tower, antenna structure, rooftop, building or shelter (a) which is managed or marketed by Licensor, as agent or representative, on behalf of a third party, (b) which is pursuant to a Build-to-Suit agreement (as such term is commonly used in the tower industry) upon which Licensee is or shall be the anchor tenant, or (c) is located outside of the United States of America. The parties acknowledge that each License shall be a Schedule that shall be signed by the Licensor and Licensee or one of their respective Affiliates. In the event that any Schedule is executed by Licensor or its Affiliates under any trade name utilized by the Licensor or its Affiliates and such signatory does not hold a real property or leasehold interest in the affected Tower Facility, the execution of such Schedule shall be deemed to have been properly executed by the Licensor or Licensor's Affiliate which properly holds such interest in the affected Tower Facility (including, without limitation, a leasehold interest between Affiliates of the Licensor). In such event, upon receipt of written notice from Licensee, Licensor shall promptly execute a Schedule for such affected Licensed Premises with the proper trade name that holds a real property or leasehold interest in the affected Tower Facility.

     3. LICENSE OF TOWER SPACE.

        3.1. APPLICATION FOR CO-LOCATION/REQUESTS TO LICENSE PREMISES. From time to time during the Term, Licensee may submit applications to Licensor (in the form of Licensor's then-current application form, the "APPLICATION") to request the licensing of tower space on any one of Licensor's Towers. Licensee may submit applications for multiple spaces at one time. Each Application for space at a Tower Facility shall be accompanied by a check payable to Licensor in the amount of one thousand dollars ($1,000.00) for each site, as an application fee for each requested license of space "APPLICATION FEE"). The Application Fee shall be nonrefundable and retained in full by the Licensor.

            (a) After Licensee has submitted an Application and Application Fee to Licensor, Licensor will notify Licensee If Licensor desires to license such space to Licensee, whether the requested space is available and the terms under which Licensor offers to make such Tower available to Licensee by mailing a Schedule containing such terms and conditions to Licensee with a copy of any available and applicable Ground Lease with the economic terms redacted attached as Exhibit C to such Schedule. The date of such mailing shall be the offer date ("OFFER DATE") of the applicable Schedule. Licensee shall notify Licensor in writing no more that twenty (20) Business Days after the Offer Date if it accepts Licensor's offer by returning to Licensor two (2) executed and otherwise unaltered counterparts of the Schedule offered to Licensee. The offer of license expressed in any individual License offered to Licensee shall automatically expire and become void if not accepted and executed by Licensee and such acceptance received by Licensor within twenty (20) Business Days of the Offer Date of such License. The licensing of space requested by Licensee on such License shall be deemed licensed by Licensee in accordance with the license terms of such License upon execution by both parties and the receipt by Licensor of a company check (that can be immediately deposited by Licensor) or wire transfer in an amount equal to the initial License Fee for such Licensed Premises on or before the twentieth (20th) Business Day following the Offer Date. Tower space licensed in accordance with the foregoing procedures) is referred to herein as LICENSED PREMISES.

            (b) The remaining terms and conditions of this Agreement shall apply to all Licensed Premises. Additional terms that only apply to a particular license of space at a Tower shall be set forth on the executed Schedule. Except as otherwise provided herein, in the event of a conflict between the terms of this Agreement and the terms of an individual License, the terms of the License shall govern.

            (c) Notwithstanding anything to the contrary, no space on any Tower shall be deemed Licensed Premises unless and until Licensor and Licensee have executed a completed Schedule and Licensor has received initial License Fee in accordance with this Section 3.

            (d) From time to time, Licensor's right to license space to Licensee at a Tower Facility may be subject to a right of first refusal for the benefit of a third party. In such event, any affected License shall not be deemed effective unless and until such third party's rights have been refused with respect to such License or deemed waived by such third party. In the event that such third party exercises such right, the affected License hereunder shall be deemed terminated effective upon Licensor's receipt of such party's notice of exercise.

        3.2. CHANGES TO SCHEDULES AND APPLICATION. The Licensor anticipates needing, and hereby reserves the right, to revise the unexecuted form of Schedule and the Application from time to time. The Licensor will furnish Licensee with such new forms of Schedule or the Application if and when the same are revised, and upon receipt from Licensor, such revised Schedule or Application shall be incorporated into this Agreement and shall replace the blank form of Schedule or Application attached hereto with respect to space subsequently licensed.

     4. TERM: EXTENSION PERIODS.

        4.1. TERM OF THIS AGREEMENT. The term of this Agreement (the "TERM") shall commence on the date first written below (the "EFFECTIVE DATE") and shall continue for the two-year period following the Effective Date and shall remain in effect, with respect to each individual fully executed License, for so long thereafter as any such License remains in effect in accordance with the remaining provisions of this Agreement. Notwithstanding the foregoing, the Term of this Agreement shall automatically renew in accordance with the terms and conditions herein for successive periods of two (2) years each as of the end of each then-current two-year period unless either party has given the other no less than 90 Days prior written notice of its Intention to terminate this Agreement effective as of the end of the then-current two-year period.

        4.2. TERM OF EACH LICENSE. The primary term of each License shall commence on earlier of the commencement of installation of Licensee's Equipment or the date set forth in the applicable License (but, notwithstanding anything to the contrary in any License, in no event to exceed forty-five (45) Days from the Offer Date of the applicable Schedule) ("LICENSE COMMENCEMENT DATE"). The primary term shall continue for ten (10) years following the License Commencement Date (the "PRIMARY TERM"). The term of each License shall be extended as follows: (a) the License Term shall be extended automatically beyond its Primary Term for five (5) years (the "FIRST RENEWAL PERIOD") unless either party has given the other notice that it does not wish to extend the License Term and such notice is given at least 90 Days before the First Renewal Period is scheduled to begin, (b) the License Term shall be further extended beyond the First Renewal Period for five (5) years (the "SECOND RENEWAL PERIOD") unless either party has given the other notice that it does not wish to extend the First

Renewal Period and such notice is given at least 90 Days before the Second Renewal Period is scheduled to begin and (c) the License Term shall be further extended automatically beyond the Second Renewal Period for five (5) years (the "THIRD RENEWAL PERIOD") unless either party has given the other notice that it does not wish to extend the Second Renewal Period and such notice is given at least 90 Days before the Third Renewal Period is scheduled to begin.

        4.3. EXCEPTIONS TO TERM; SUBORDINATION TO GROUND LEASE. Notwithstanding anything to the contrary in this Agreement, in the event that any particular Tower Facility subject to a License hereunder is located on property or Licensor's use of such property is subject to the terms and provisions of a Ground Lease that expires or terminates prior to the License Term of the relevant License then such affected License shall automatically terminate upon termination of Licensor's right to possession of the Tower Facility and/or property under said Ground Lease; provided that such Ground Lease has not been renewed or extended by Licensor. Licensor agrees that, it will not take any action with respect to the then-current Ground Lease to cause such Ground Lease to be prematurely terminated during the License Term. Licensor hereby warrants and agrees that it shall exercise any renewal option available to it pursuant to the Ground Lease through the end of the applicable License Term. Notwithstanding anything to the contrary in this Agreement or any License, (a) Licensor and Licensee acknowledge and agree that in the event that the lessor under an applicable Ground Lease has the right to approve any License or Licensee's use of the Licensed Premises, such License shall be subject to Licensor receipt of any such approval, (b) all terms, conditions and covenants contained in this Agreement and any License shall be specifically subject to and subordinate to the terms and conditions of an applicable Ground Lease, and (c) in the event that any of the provisions of the Ground Lease are in conflict with any of the provisions of this Agreement or any License (other than those provisions relating to the length of term, termination rights or financial consideration), the terms of the Ground Lease shall control. Notwithstanding the foregoing, Licensor shall not be required to pay any form of consideration to obtain the approval or consent of any lessor under a Ground Lease, nor shall Licensor be required to take actions to obtain such approval or consent which, in its sole discretion, it determines to be commercially unreasonable. Licensee agrees to be bound by such Ground Lease as applicable to the access and occupancy of the Licensed Premises. Upon Licensee's written request, Licensor shall provide Licensee with a copy of any applicable Ground Lease with the economic terms redacted.

     5. TERMINATION.

        5.1. BY LICENSOR. Notwithstanding the provisions of Section 4, Licensor may terminate the applicable License (a) upon the occurrence of a Licensee Default with respect to such License pursuant to Section 12.2(a), (b) without any further obligation by either party to the other if any law, ordinance, regulation or directive of any governmental or regulatory authority hereinafter enacted or ordered prohibits Licensee's or Licensor's use of the Licensed Premises, (c) in accordance with Section 8.7 without any further obligation by either party to the other, (d) pursuant to Sections 3.1(d), 8.3(c), 10(a), or 10(b), (e) upon prior written notice and prior to the installation of Licensee's

Equipment thereon, without any further obligation by either party to the other, in the event that a structural analysis performed after the execution of the License by Licensor or one of Licensor's Affiliates or on behalf of Licensor or one of its Affiliates but prior to the installation of Licensee's Equipment indicates that the existing Tower can not structurally accommodate the proposed installation of Licensee's Equipment thereon, or (f) in the event that Licensee breaches any of its obligations under this Agreement with respect to fifteen percent (15%) or more of the Licenses executed hereunder, Licensor shall have the right (but not the obligation) to terminate any or all of the Licenses under this Agreement without prejudice to any other remedies that it may be entitled to hereunder or by law.

        5.2. BY LICENSEE. Notwithstanding the provisions of Section 4, Licensee may terminate the applicable License (a) upon the occurrence of a Licensor Default with respect to such License pursuant to Section 12.2(a),
(b) without any further obligation by either party to the other pursuant to Sections 8.3(b) or 10(a), (c) in accordance with Section 8.7, (d) in the event that any permit or license necessary for Licensee's use of the Licensed Premises as contemplated in the applicable License is revoked, terminated, or cancelled due to no act or omission on the part of the Licensee, (e) upon prior written notice and prior to the installation of Licensee's Equipment thereon, without any further obligation by either party to the other, in the event that a structural analysis performed after the execution of the License by Licensee but prior to the installation of Licensee's Equipment indicates that the existing Tower can not structurally accommodate Licensee's proposed installation of its Equipment thereon, or (f) in the event that any Tower Facility is unavailable for the initial installation of Licensee's Equipment pursuant to Section 12.3 below for the sixty (60) consecutive Days immediately following the License Commencement Date due to no act of omission by Licensee.

        5.3. EFFECTIVENESS; EFFECT OF TERMINATION. No termination under this
Section 5 shall be effective until a termination notice is given by the terminating party to the other party and such notice is specifically identified as a termination notice under this Section 5. Unless expressly stated herein that neither party shall have any further obligation to the other with respect to such termination, the party exercising its termination rights in accordance with this Section 5 shall have such cumulative rights and remedies as may be available at law or in equity. Termination shall not affect any obligations or liabilities arising under this Agreement prior to the effective date of such termination or those obligations that expressly survive such termination.

     6. FEES AND OTHER REMUNERATION.

        6.1. LICENSE FEE. With respect to each License, Licensee shall pay Licensor a license fee equal to the sum of (a) the license fee specified in the Schedule relating to such License (as such License Fee may escalate from time to time as provided in the following sentence) (the "LICENSE FEE") plus (b) the amount of utility charges directly attributable to Licensee's equipment, if any. Commencing on July 1, 2001 and every July 1st thereafter during the License Term (including any renewals), the applicable License Fee shall be increased by an amount equal to the greater of (i) four percent (4%) of the immediately preceding year's License Fee or (ii) the increase in the Consumer Price Index for all Urban Consumers, U.S. City Average, published by the United States Department of Labor Statistics (1982-1984 = 100) (the "index") for the preceding year ("ANNUAL ESCALATOR"). If the Index is discontinued or revised, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as if the Index had not been discontinued or revised. If the License Commencement Date for any License is fewer than twelve (12) months from the immediately subsequent July 1st, then the Annual Escalator adjustment made to the License Fee on the first July 1 during the Primary Term of the License shall be pro-rated for the number of full calendar months between the License Commencement Date and the immediately subsequent July 1st.

        6.2. TAXES AND OTHER FEES. Licensee shall pay or reimburse Licensor for any and all taxes, fees, assessments, and any other similar expense or increases thereto directly attributable to Licensee's Equipment or Licensee's use of the Tower Facility (whether constituting a portion of real estate, sales, use, franchise fees or taxes or otherwise). In the event that a particular License is associated with a Tower located on real property which is owned by the Bureau of Land Management, the United States Forest Service or other Governmental Authority, Licensee shall also pay Licensor for any and all base fees or assessments invoiced to Licensor or the underlying lessor under the Ground Lease by such Governmental Authority, as well as, any fees or assessments and/or increases in such fees or assessments invoiced by such Governmental Authority that are directly attributable to and/or are the result of the use or presence of Licensee's Equipment or operations at the Tower Facility.

        6.3. UTILITIES. Except as otherwise specified in a particular License, Licensor shall provide Licensee with access to any then-available p.o.t.s. telephone or other utility services at the Tower Facility at Licensee's sole cost and expense. Licensor may require Licensee, at Licensee's expense, to separately meter its required utility services at any Tower Facility. Licensee shall reimburse Licensor, as specifically set forth in the applicable License, for any utility services utilized by Licensee which are not separately metered by Licensee. Licensee shall be solely responsible for and shall pay all bills for telephone services at each Tower Facility directly to the relevant telecommunications service provider.

        6.4. COMMON EXPENSES. Licensee shall reimburse Licensor for Licensee's Pro-Rata Share of all costs and expenses Incurred by Licensor for the repair, maintenance and replacement of access roads. For the purposes of the foregoing sentence, a "Pro Rata Share" of costs and expenses shall be determined based on the number of licensees using the Tower Facility. In no event, however, shall Licensee be required to pay any expenses or any pro-rata share of costs or expenses incurred by Licensor to replace the tower structure. Licensee shall also be responsible for its Pro-Rata Share of all expenses associated with the repair, maintenance, replacement and fueling of any generator owned by Licensor (or the lessor under the Ground Lease) that is located at the Tower Facility and utilized by Licensee in connection with its Equipment or with respect to Licensor's general operation of the Tower Facility (excluding any buildings which are not utilized by Licensee). For the purposes of the foregoing sentence, a "Pro-Rata Share" of costs and expenses shall be determined based on the number of licensees using the generator at the Tower Facility. In the event that Licensee also licenses space within a building or shelter owned by the Licensor at the Tower Facility, Licensee shall also reimburse Licensor for Its pro-rata share (based on the amount of square footage licensed by Licensee in the applicable building or shelter) of all common expenses incurred for the operation, maintenance, repair and replacement associated with such building or shelter, including, without limitation, the physical structure of the building (including the roof), HVAC system, backup generator (if any and including fuel expenses) and common utility expenses.

        6.5. SITE INSPECTION FEE. On or before the License Commencement Date, Licensee shall pay Licensor a fee of two thousand five hundred dollars ($2,500) ("SITE INSPECTION FEE"). Licensee shall also pay a Site Inspection Fee for subsequent installations on a tower structure, which payment shall be due on or before the date that such Equipment is installed. Notwithstanding the foregoing, in the event that Licensor installs Licensee's Equipment or if Licensee requests that Licensor install Licensee's Equipment, but Licensor is unable or unwilling to install Licensee's Equipment pursuant to Section 8.4, Licensor shall waive the Site Inspection Fee with respect to such installation.

        6.6. RF COMPLIANCE TESTING. Licensee shall reimburse Licensor, within 30 Days following receipt of an invoice from Licensor, for reasonable expenses or costs incurred by Licensor to perform Federal Communications Commission ("FCC") radio frequency ("RF") radiation compliance tests for human exposure to RF radiation as a result of the installation, existence or subsequent modification of Licensee's Equipment at a Tower. Licensee may elect to perform such compliance tests itself so long as Licensee (i) begins to conduct such tests within five (5) Business Days of notice from Licensor, (ii) submits the results of such tests in electronic form to Licensor within five (5) Days of completion of such tests, (iii) conducts or has such tests conducted in conformance with standards determined by Licensor in Licensor's sole judgment. Nothing in this
Section 6.6 shall be deemed or interpreted to obligate Licensor to perform such tests or, in the event that Licensor elects to perform such tests, impose any obligation or liability upon Licensor in excess of Licensor's obligation and liability, as a tower owner, under FCC regulations related to RF radiation. From time to time, Licensee may request that Licensor provide Licensee with data reasonably required by Licensee for its performance of RF radiation compliance tests for human exposure and Licensee shall pay Licensor an Administrative Fee equal to One Hundred Dollars ($100) per hour for the provision of such data services.

        6.7. REMITTANCE OF FEES. With respect to each License, Licensee shall pay to Licensor the monthly License Fee and any other recurring Payments on or before the first Day of each month in the License Term (unless otherwise specified in the Schedule), without setoff, deduction or demand. Notwithstanding the foregoing, the Past Due Rate and any other late payment fees shall not be assessed on License Fee Payments during the first two (2) months in the License Term for any License. With respect to other non-recurring Payments due to Licensor under this Agreement, unless otherwise expressly provided herein or in the Schedule, such non-recurring Payments shall be due within thirty (30) Days following the date that Licensor mails an invoice to Licensee. The Day on which a Payment is owed to Licensor hereunder shall be hereinafter referred to as the "Due Date". All Administrative Fees pursuant to this Agreement or any License shall be automatically increased on July 1, 2005 and every five (5) years thereafter by twenty percent (20%). Payments shall be made to the REMITTANCE ADDRESS specified on the Schedule or to such other address as Licensor may specify from time to time in writing to Licensee. Any Payment not received by Licensor within 10 Days after the Due Date shall bear interest from the Due Date until the date received by Licensor at a rate equal to (a) eighteen percent (18%) per annum, or (b) at a lower rate if required by law in the state in which this Agreement is to be performed (the "PAST DUE RATE").

     7. ACCESS RIGHTS. With respect to each License and subject to the provisions of the applicable Ground Lease (if any) or as otherwise provided in the applicable License, Licensee's authorized technicians or other Persons under Licensee's direct supervision ("AUTHORIZED PERSONNEL") shall have rights of ingress and egress twenty-four (24) hours per Day, seven (7) Days per week during the License Term in and over the Tower Facilities relating to such License for the purposes of installing, repairing, maintaining, operating, servicing or removing Licensee's Equipment and antennae described in the applicable License. Licensee understands and agrees that other licensees and their authorized representatives shall have similar access, ingress and egress rights to such Tower Facilities. In the event that Licensee requires an Authorized Personnel to enter the Tower Facilities and such Authorized Personnel is not in possession of Licensee's lock codes or keys, Licensor shall provide access to the Authorized Personnel by pre-arrangement with Licensor for an Administrative Fee of Fifty Dollars ($50) per hour (door-to-door) so long as Licensor has previously provided Licensee with the then-current lock codes or keys for the applicable Tower Facility.

     8. COVENANTS

        8.1. EQUIPMENT. Licensee agrees that all of Licensee's Equipment to be installed upon Licensor's Tower Facilities and all frequencies utilized by Licensee pursuant to any License will be in exact accordance with that specified in the applicable License. Any deviation from the aforementioned shall result in a default by Licensee with respect to the applicable License, provided that Licensee may replace its existing Equipment at any time with identical or substantially identical (in dimension, as well as specification) equipment in accordance with Section 8.2. Each License shall specify the precise frequency spectrum and channels on which Licensee will operate from the Tower Facility and its operation from such Tower Facility shall be limited to those channels and spectrum, unless otherwise agreed to in writing by Licensor. Prior to the initial installation of Licensee's Equipment, Licensor shall have the right to require Licensee to install a stackable or stacked equipment shelter at any Tower Facility. If Licensor requires Licensee to install a stackable or stacked equipment shelter at any Tower Facility, then Licensee hereby consents to the stacking of a third-party or Licensor owned shelter above or below Licensee's shelter. In the event that a shelter is installed above Licensee's shelter, Licensor shall be solely responsible for all costs and expenses associated with obtaining any required consents or permits in connection with such shelter installation. Licensee agrees to cooperate with Licensor in the event that Licensor determines that such stacking of shelters is required pursuant to this Section 8.1. In the event that Licensee's shelter is installed above a third-party or Licensor owned shelter, Licensee shall be solely responsible for obtaining any required consents or permits in connection with such shelter installation and Licensor agrees to cooperate with Licensee to obtain such consents or permits at Licensee's sole cost and expense and in such event Licensee shall reimburse Licensor for all of Licensor's actual costs and expenses including Licensor's in-house labor costs and expenses.

        8.2. PERFORMANCE OF WORK. Prior to installing any Licensee's Equipment or making any modifications, enhancements or changes thereto (collectively, the "WORK"), the following procedures shall be taken:

            (a) Licensee shall submit to Licensor detailed plans and specifications accurately describing all aspects of the proposed work to be performed including, without limitation, weight and wind load requirements and power supply requirements and evidence that Licensee has obtained all approvals, permits and consents required by, and has otherwise compiled with, all Legal Requirements applicable to the performance of the Work.

            (b) Licensee shall not commence any of the Work until Licensor notifies Licensee of its written approval thereof, which approval shall not be unreasonably delayed or withheld with respect to any installation or modification which is (i) Licensee's initial installation of its Equipment in accordance with the applicable License, or (ii) will be located at the same location on the Tower as the then-existing permitted Equipment and does not exceed the windload effect or dimensions of the existing Equipment on the Tower. Notwithstanding the foregoing, in the event that Licensee desires to replace any of its existing Equipment with identical items at the same location, Licensor's prior approval shall not be required; provided, however, that Licensee shall be required to comply with the remaining provisions of this Section 8.2 and to provide Licensor with no less than twenty (20) Days prior written notice of the date upon which Licensee intends to perform such replacement.

            (c) Prior to any Licensee-requested installation or modification or Licensor's offer to license space to Licensee hereunder, Licensor may, at its election, perform (or cause to be performed) any structural analysis that may be required, in Licensor's reasonable judgment, in order to determine available capacity for the installation or modification of any of Licensee's Equipment, provided, however, that Licensee will not be prohibited from performing such analysis for its own account. Within thirty (30) Days following receipt of an invoice from Licensor, Licensee shall promptly reimburse Licensor for all reasonable costs and expenses of such analysis. If Licensor requires a structural analysis to be performed, then Licensor shall give Licensee prior written notice including an estimate of the cost of such structural analysis to Licensee. Licensee may elect to perform such structural analysis Itself so long as Licensee (i) begins to conduct such analysis within five (5) Business Days of notice from Licensor, (ii) submits the results of such analysis in electronic form to Licensor within five (5) Days


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

of completion of such analysis, (iii) conducts or has such analysis conducted in conformance with standards determined by Licensor In Licensor's sole judgment.

            (d) Prior to any Licensee-requested installation or modification or Licensor's offer to license space to Licensee hereunder Licensor may elect to perform a shared site interference study ("SSIS") and Licensee shall pay Licensor an Administrative Fee of one thousand six hundred dollars ($1,600) per study. This Administrative Fee shall be payable at the time of Licensee's Application or immediately upon a determination by Licensor that a SSIS is required. If Licensor requires a SSIS to be performed, then Licensor shall give Licensee prior written notice of such required SSIS to Licensee. Licensee may elect to perform such study itself so long as Licensee (i) begins to conduct such study within five (5) Business Days of notice from Licensor, (ii) submits the results of such study in electronic form to Licensor within five (5) Days of completion of such study. (iii) conducts or has such study conducted in conformance with standards determined by Licensor in Licensor's sole judgment Licensor's performance of the SSIS shall in no way constitute a warranty or representation from Licensor that Licensee's proposed operations from the Tower Facility will not suffer or cause interference with other users, but shall merely be a customary report intended to assist in the prevention of potential interference.

            (e) Licensee shall perform, or cause to be performed, all of the Work in compliance with the plans and specifications approved by Licensor in accordance with Section 8.2 (b) and with all applicable Legal Requirements. Licensee shall ensure that the Work does not interfere with the operation of any communications systems and/or equipment of any other user of the Tower Facility.

            (f) All Work shall be performed at Licensee's sole cost and expense (including but not limited to any structural analysis pursuant to Section 8.2(c), intermodulation study pursuant to Section 8.2(d), structural modifications required to the Tower to accommodate Licensee's Equipment, and the installation of any of Licensee's Equipment), and Licensee shall pay all invoices of labor and materialmen in a timely manner to prevent the imposition of any liens on the real property, Licensor's personal property or real property interest, Licensee's Equipment located thereon or its interest in the Licensed Premises. In engaging any Person to perform any portion of the Work, Licensee shall require a written unconditional waiver from any contractor, subcontractor, laborer or materialman of all rights under state material and mechanic lien laws or other laws to impose a lien on the real property or any of Licensor's personal property or real property interest. With respect to any permitted structural modifications to the Tower, Licensor reserves the right to simultaneously upgrade the tower structure in excess of the modification required to accommodate Licensee's Equipment in order to increase the Tower capacity ("Excess Upgrade") Licensee shall be responsible for any and all costs associated with such permitted structural modifications to the Tower to accommodate Licensee's Equipment. Licensor shall be solely responsible for any and all costs associated with such Excess Upgrade in excess of any and all costs and expenses of the modifications necessary to accommodate Licensee's Equipment.

            (g) Licensor may elect to provide access to standard 110-volt circuitry for the operation of Licensee's Equipment. Any other modifications, enhancements or requirements with respect to the electrical power supply will be at Licensee's expense; provided, all such modifications, enhancements and other requirements shall be identified in Licensee's plans and specifications submitted in accordance with Section 8.2(a) and approved by Licensor, which approval shall not be unreasonably delayed or withheld. In no event shall Licensee install or cause to be installed any additional utilities without the prior consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any such modification, enhancements or installations of additional utilities, Licensor reserves the right to require Licensee to provide additional utility capacity than required for Licensee's operations, Licensee shall be responsible for any and all costs associated with such modifications enhancements or installations of additional utilities and Licensor shall reimburse Licensee for the costs for any excess capacity specifically requested by Licensor. Licensee shall (at Licensee's expense) secure, to Licensor's reasonable satisfaction, any propane tanks or generators owned by Licensee at any Tower to prevent any damage that might otherwise occur during earthquakes or other forces of nature.

            (h) All Work shall be performed by qualified contractors (including but not limited to steeplejacks or other tower climbers), subject to the approval of Licensor, with worker's compensation and general liability insurance certificates on file with Licensor naming Licensor as an additional insured and otherwise satisfying the coverage requirements described in Appendix II. Upon receipt of written request from Licensee, Licensor shall provide to Licensee a list of qualified contractors for the applicable Tower Facility. Licensor shall not withdraw its approval for qualified contractors on such list for a period of thirty (30) Days after such list is submitted to Licensee pursuant to this
Section 8.2(h) for an applicable Tower Facility so long as such qualified contractors' insurance coverage as required by this Agreement, including but not limited to this Section 8.2(h), state and federal OSHA compliance, contractor's license and business license remains in full force and effect during such thirty
(30) Day period. Notwithstanding the foregoing, Licensor reserves the right, in its sole discretion, to refuse to permit any Person or company to climb any tower structure owned or leased by the Licensor. Licensee shall be solely responsible and liable to Licensor for Licensee's failure to obtain or deliver to Licensor the required insurance certificates from Licensee's approved contractor.

            (i) Upon the completion of Licensee's installation, replacement or modification of Licensee's Equipment at any Tower Facility, but in no event later than twenty (20) Business Days following such completion, Licensee shall provide Licensor with (i) electronic arid hard copies of as-built drawings of the Licensee's Equipment installed at the Tower Facility ("AS-BUILT DRAWINGS"),
(ii) a copy of the site drawing precisely identifying the location of Licensee's shelter, cabinets, cable runs, generators, utility lines and other pertinent installations, which must be in exact accordance with those submitted as EXHIBIT B to the applicable License ("Site Drawings"), and (iii) the date upon which such installation and/or modification was performed. With respect to Licensee's initial installation of its Equipment, Licensee's written notice in accordance with the foregoing sentence shall include the date upon which Licensee first commenced the installation of any of its Equipment at the Tower Facility (whether the commencement of construction and/or installation of Licensee's shelter or cabinets or the installation of Licensee's Equipment within Licensors building or on the Tower) and the date which Licensee completed such initial installation; provided, however, that in the event that Licensee fails to provide accurate or timely notice of such commencement of installation, the commencement of installation of Licensee's Equipment shall be deemed to be the date upon which Licensor received the applicable License from Licensee. Upon written approval by Licensor's operations manager of the As-Built Drawings and Site Drawings as evidenced by his/her signature on the applicable documents, such As-Built Drawings shall be attached as EXHIBIT D to the applicable License and the Site Drawings shall be attached as EXHIBIT B to the applicable License; provided, however, that notwithstanding any signature on such documents by Licensor or its employees, in the event that the As-Built Drawings and/or the Site Drawings are inconsistent with Licensee's permitted installation as specifically described in the applicable EXHIBIT A of the affected License or Licensee fails to deliver the As-Built Drawings and/or Site Drawings to Licensor in accordance with this Section 8.2(i), such discrepancy or failure shall be deemed a material default hereunder with respect to such License. In the event of such discrepancy the terms of EXHIBIT A shall govern. If Licensee produces or obtains site plans, site surveys and/or structural calculations, then Licensee shall provide copies of such documents to Licensor upon completion of Licensee's installation, and in no event later than twenty (20) Business Days following such completion.

            (j) Licensee agrees to comply with the reasonable directions and requirements which Licensor, in its discretion, may from time to time establish in connection with each of the Tower Facilities and the operations of Licensee thereunder, provided that such directions and requirements do not unreasonably interfere with Licensee's ordinary course of business or operations as contemplated herein.

            (k) Licensee acknowledges and agrees that, upon reasonable prior notice (except for emergency situations), Licensee shall reduce operating power or cease operation of Licensee's Equipment when it is necessary to prevent the overexposure of workers at any Tower Facility to RF radiation.

            (l) Licensor reserves the right to perform a pre-installation and/or post-installation audit and review with Licensee and Licensee shall fully cooperate with any such reasonable request by Licensor and shall respond to and address any reasonable concern of Licensor as a result of such audit.

        8.3. COMPLIANCE WITH LAWS.

            (a) Licensee shall comply with all Legal Requirements applicable to each License, Licensee's use of the Tower Facilities related to such License and the installation, ownership, maintenance and use of Licensee's Equipment as contemplated by such License including, without limitation, Legal Requirements governing the transmission or operation of radio communications systems and related equipment, environmental laws and regulations, U.S. and applicable state Occupational Safety and Health Administration ("OSHA"), the Federal Aviation Administration ("FAA"), and the FCC. Licensor shall comply with all Legal Requirements applicable to a tower operator. The Licensor shall cooperate with Licensee in Licensees efforts to obtain any permits or other approvals that may be necessary to comply with the preceding sentence; provided, however that, notwithstanding the foregoing, (a) Licensor shall not be required to expend any funds or undertake any liability or obligation in connection with such cooperation, (b) Licensor may elect to obtain such required approvals or permits on Licensee's behalf, and (c) in no event may Licensee encourage, suggest, participate in or permit the imposition of any restrictions whatsoever on Licensor's current or future use or ability to license space at the Tower Facility as part of or in exchange for obtaining any such approval or permit.

            (b) If Licensor, in its reasonable opinion, determines that any structural modifications or repairs are needed to be made to any Tower or surrounding premises due to the presence of Licensee's Equipment or approved modifications to comply with then-current laws or regulations (other than structural modifications required to accommodate and directly attributable to Licensee's installations or modifications of its Equipment thereon), Licensor shall notify Licensee of such modifications or repairs and give Licensee an estimate of their costs on a pro-rata basis (based on the number of users of the Tower). If Licensee's share of such estimated costs exceeds the monthly License Fee for the immediately preceding twelve (12) months, Licensee may terminate the applicable License by notifying Licensor in writing within ten (10) Business Days of receiving such estimate, and Licensee shall remove any Equipment that has been installed at the Tower Facility immediately, and in no event later than ten (10) days after such notice of termination is received by Licensor. If Licensee does not terminate the applicable License in accordance with this
Section 8.3(b), Licensor shall proceed with such repairs and/or modifications and invoice Licensee for the costs and expenses arising from such work on a pro-rata basis. Licensee shall pay Licensor all amounts so invoiced within thirty (30) Days after receipt of the invoice.

            (c) Notwithstanding anything to the contrary, in the event that any permit, approval, consent or authorization required for Licensor's use of, operation of or right to license space to Licensee at any Tower Facility is challenged by any Governmental Authority or third party as part of any governmental, regulatory or legal proceeding, Licensee acknowledges that (i) Licensor shall reserve the right to withhold its approval of any of Licensee's proposed installations or modifications of Licensee's Equipment at the affected Tower Facility until such challenge has been finally adjudicated and Licensor prevails, or (ii) Licensor may terminate the affected License without any further obligations hereunder by either party in the event that Licensor is subject to a non-appealable order, decision or ruling necessitating such termination or if Licensor in its sole discretion determines that the defense of any such challenge would be commercially unreasonable. So long as Licensor is not subject to a restraining order or injunction and has not elected to terminate the affected License, following a written notice to Licensor specifically referencing this Section 8.3(c) and in accordance with Section 8.2, Licensee may elect to install or modify Licensee's Equipment at the affected Tower Facility at Licensee's sole cost and risk and acknowledges that in the event of a governmental or legal order requiring the removal of any or all of Licensee's Equipment or modifications from the Tower or the receipt of a termination notice from Licensor hereunder, Licensee shall promptly at its sole cost and expense remove (and repair any damage occasioned by such removal, if applicable) its Equipment and any such modifications from the Tower Facility. Licensor shall not be responsible to Licensee for any delay in the construction of any Tower Facility which prevents or delays Licensee's installation on the License Commencement Date provided that such delay is caused by any governmental action, court order or other circumstance which is beyond the reasonable control of the Licensor. In the event that the Licensee is unable to install or utilize its Equipment pursuant to any of the circumstances described in this subsection (excluding termination of the License), the License Fee shall be abated for any such period of delay in which Licensee is unable to operate its Equipment from the affected Tower Facility.

        8.4. INSTALLATION SERVICES BY LICENSOR. Licensee shall submit its scope of work requirements for the installation of its Equipment at each of the Tower Facilities to Licensor within ten (10) Business Days following the execution of each License. For subsequent installations or modifications to Equipment previously installed at a Tower Facility, Licensee shall submit its scope of work requirements no later that twenty (20) Business Days prior to the intended date of commencement of such Work. Unless otherwise notified by Licensor in writing within ten (10) Business Days following Licensor's receipt of the complete scope of work requirements from Licensee, Licensor or one of its Affiliates shall install or modify (or shall cause the installation or modification of) Licensee's Equipment on the Tower at the standard market rate for such services (excluding any discounts which may be offered or are available from time to time). Licensor and Licensee agree to diligently and in good faith negotiate a construction contract or purchase order to install or modify Licensee's Equipment in accordance with the terms and conditions of this Agreement. If the parties hereto fail to mutually agree upon the terms and conditions of the construction contract or purchase order, the parties shall mutually agree to the appointment of an appraiser with a national firm experienced in these matters, which appraiser shall resolve the dispute in accordance with common industry practice and both parties hereto agree to be bound by such decision.

        8.5. LICENSEE'S MAINTENANCE OF APPROVED EQUIPMENT. Licensee shall maintain its Equipment in compliance with applicable Legal Requirements. Without limiting the foregoing, Licensee shall comply with all applicable requirements imposed by the FCC rules and regulations and any other applicable Legal Requirement as soon as practicable after installation or approved modification of any Equipment on any of the Tower Facilities.

        8.6. LICENSOR'S TOWER LIGHTING AND MARKETING OBLIGATIONS. In the event Licensee receives notice or otherwise obtains knowledge that a Tower is not in compliance with any Legal Requirement, Licensee will immediately so notify Licensor by telecopy and, to the extent necessary, will cooperate in all reasonable respects with Licensor in curing any such noncompliance. Notwithstanding the foregoing, during the

Term, Licensor will maintain the applicable Tower Facilities marking and lighting in good order and repair and in material compliance with all applicable Legal Requirements including without limitation, the rules and regulations of the FCC and the FAA. Such compliance shall be Licensor's sole responsibility.

        8.7. NO INTERFERENCE.

            (a) Interference with a Pro-Existing Use. Notwithstanding anything to the contrary in this Agreement but subject to Section 8.7(f), Licensee's use of any Tower Facilities and its operation of all of its Equipment thereon (including any subsequent modification or alteration thereto) shall be conducted in a manner that does not interfere electrically, or in any other manner whatsoever with any then preexisting use of any Tower Facility by Licensor or other users of the Tower ("PRE-EXISTING USE"). In the event that any Pro-Existing Use experiences interference caused by Licensee or Licensee's Equipment (including any subsequent modification or alteration thereto), Licensee shall be notified in writing of such interference and Licensee shall power down its equipment and/or cease operations in order to correct and eliminate such interference within seventy-two (72) hours after Licensee's receipt of such notice. If Licensee does not cease all interfering operation within such seventy-two (72) hour period, Licensor shall have the right to disconnect Licensee's Equipment until such time as Licensee can affect repairs to the interfering Equipment. If Licensee is unable to eliminate the interference, or reduce it to a level acceptable to the affected user of the Pro-Existing Use, within a period of thirty (30) Days following such initial notice (provided that during such 30 Day period, Licensee may operate its equipment intermittently during off-peak hours for testing purposes only), then Licensor may, in addition to any other rights it may have for Licensee's breach hereof, terminate the applicable License. Subsequent to a written request by Licensor, in Licensor's sole discretion and at Licensee's sole cost and expense, each Licensee transmitter shall have a circulator and harmonic filter installed between the transmitter output and antenna feedline. Also, Licensor may, at its option, require Licensee to supply, at Licensee's sole cost and expense, additional radio frequency interference (RFI) limiting equipment for installation on the equipment of any user whose equipment is experiencing such interference. In the event that Licensee is notified of any interference experienced by a Pro-Existing Use on the Tower Facility alleged to be caused by Licensee's operations thereon, Licensee shall be obligated to perform whatever actions are necessary, at Licensee's sole cost and expense, to eliminate such interference and shall not be released from its obligation to continue to pay the Licensee Fee during any period that Licensee can not operate from the Tower Facilities pursuant to this Section 8.7(a). Notwithstanding the foregoing, if Licensee after using its best efforts to eliminate its interfering operation, including but not limited to replacing its Equipment, to Pre-Existing Use within the period of thirty (30) Days following initial notice, which thirty (30) Day period shall be extended to allow for delivery, permitting, installation and testing of any replacement Equipment and Licensee relocates to another Licensor Tower Facility ("REPLACEMENT TOWER FACILITY") upon mutually agreeable terms, which in no event shall be less favorable to Licensor, ("REPLACEMENT LICENSE"), then Licensee may terminate the applicable License on the License Commencement Date of such Replacement License without any further obligation by either Party to the other for the applicable Tower Facility and/or License; provided, however that such termination shall not affect any obligations or liabilities arising under this Agreement and/or such License prior to the effective date of such termination or those obligations that expressly survive such termination, including but not limited to those contained in Section 9.1 hereto. Licensee shall be solely responsible for all costs and expenses to relocate its Equipment from the applicable Tower Facility to the Replacement Tower Facility.

            (b) Interference by a Subsequent Use. Licensee acknowledges and agrees that Licensor intends to market to third parties space on the same Tower and in the same Tower Facilities (including equipment structures and shelters) as are used hereunder by Licensee; provided that, subject to Section 8.7(f), Licensor agrees that Licensor's and Licensor's customers' use of the Tower with respect to equipment that is installed or modified subsequent to the Licensee's then-current operation of Licensee's Equipment thereon ("SUBSEQUENT USE") will not interfere with Licensee's then-current operations. In the event that Licensee experiences interference caused by any Subsequent Use, Licensee shall notify Licensor in writing of such interference and Licensor shall, or shall cause the operator of the interfering Subsequent Use, to power down its equipment and/or cease operations in order to correct and eliminate such interference within seventy-two (72) hours after Licensor's receipt of such notice. If such Subsequent Use is unable to operate without causing such interference, or if such interference is not reduced to a level acceptable to Licensee, within a period of thirty (30) Days (provided that during such 30 Day period the Subsequent Use may be operated intermittently during off-peak hours for testing purposes only), then Licensee may, in additional to any other rights it may have for Licensor's breach hereof, terminate the applicable License. Except as otherwise provided in Section 8.7(f), Licensor hereby acknowledges that its has an affirmative obligation to Licensee to cause any such interfering Subsequent Use to cease any interfering operations in accordance with this
Section 8.7(b). In the event that Licensor is notified of any interference experienced by Licensee alleged to be caused by a Subsequent Use on the Tower Facility, Licensor shall be obligated to perform (or cause to be performed) whatever actions are commercially reasonable and necessary, at no cost or expense to Licensee, to eliminate such interference.

            (c) Interference with Lighting and Building Systems and Building Tenants. In no event shall Licensee's use of any Tower Facilities or operation of any of Licensee's Equipment thereon be conducted in a manner that interferes with Licensor's lighting system located on any of the Towers, building systems, or, in the event that Licensee's Equipment is installed on the rooftop of a building, with equipment of any kind used by building tenants who are not tenants of the Licensor.

            (d) Dispute As to Cause of Interference. Any dispute as to the cause of interference under this Section 8.7 that can not be resolved by the affected parties shall be submitted to a professional engineer chosen by mutual agreement of the Parties and such engineer's decision as to the cause of such interference shall be final and binding upon the parties. If such interference to a Pre-Existing Use is found to be caused by any installation of Equipment or any subsequent modification or alteration thereto or by operation of such Equipment by Licensee, the fees and charges of the engineer to whom the dispute is referred shall be borne by Licensee. If such interference is found not to be caused by such installation of Equipment or any subsequent modification, alteration or operations, the fees and charges of the engineer to whom the dispute is referred shall be borne by the complaining party.

            (e) No Illegal or Unpermitted Use. Notwithstanding anything to the contrary, nothing in Section 8.7 shall be deemed or interpreted to authorize Licensee to illegally transmit on any frequency, to transmit on a channel or frequency not specified in the individual License, to operate at variance from the specifications in its FCC license or the FCC's rules governing Licensee's operation of its Equipment, or to provide any protection to Licensee from interference from parties who are not users of the Towers.

            (f) FCC PART 15 USE. In the event that any of Licensee's operations from a Tower Facility are governed by Part 15 of the FCC's rules and regulations (47 C.F.R. ss. 15.1, ET SEQ.) as updated, amended and/or superseded by any and all Legal Requirements ("Part 15"), Licensee's rights pursuant to Section 8.7 with respect to such use shall only be enforceable with respect to interference which Is not governed by Part 15. Licensee acknowledges and agrees that Licensee has an obligation to Licensor pursuant to Part 15 and pursuant to this Agreement to cooperate, in good faith, with all other users (including Part 15 users) of the Tower Facility and Licensor, regardless of the frequency utilized by such other user or whether such users began operations from the Tower Facility prior to or subsequent to Licensee's then-current use, to eliminate any and all interference caused by or experienced by Licensee's use of the frequencies pursuant to Part 15. With respect thereto, Licensee acknowledges that Licensor anticipates that the Tower Facility may be or is licensed to and utilized by multiple users sharing the same frequencies under Part 15. Notwithstanding anything to the contrary in this Agreement or any License, Licensor makes no representations or warranties with respect to whether or not any other users of the Tower Facilities are utilizing frequencies governed by Part 15, including without limitation any frequency which Licensee intends to utilize under any License.

        8.8. LABELING AND IDENTIFICATION. Licensee shall identify its Equipment and equipment cabinets (unless such cabinet is located in a building owned by Licensee) by labels identifying Licensee's name and contact phone number and shall permanently identify its coaxial cable at the top and bottom. FAILURE BY LICENSEE TO SO IDENTIFY ITS EQUIPMENT MAY CAUSE AN INTERRUPTION IN SERVICE OF LICENSEE'S OPERATION AND SHALL CONSTITUTE A LICENSEE DEFAULT OF THIS AGREEMENT. In the event that Licensee fails to comply with this Section 8.8, Licensor reserves the right, in addition to any other rights it may have hereunder following ten (10) Days prior written notice, to label Licensee's Equipment and assess an Administrative Fee of One Thousand Five Hundred Dollars ($1,500), which shall be payable to Licensor upon receipt of an invoice.

        8.9. INSURANCE. Licensee and Licensor shall keep in full force and effect during the Term of this Agreement and the License Term of any License insurance coverage in accordance with Appendix II attached hereto. In addition,

Licensee shall cause, and shall be solely responsible to Licensor for any failure to cause, all contractors or subcontractors performing Work on any Licensed Premises on behalf of the Licensee to obtain insurance coverage in accordance with Appendix II.

        8.10. COMBINING EQUIPMENT. The Licensor may require the Licensee, where technically feasible to Licensee in Licensee's reasonable judgment, to remove its individual antenna and transmission line and utilize a radio frequency combining network with a common transmission line and antenna, at the sole cost of Licensor. The Licensee shall be required to provide an appropriate RF combining fitter for use on this network. The combining network shall remain the property of the Licensor at the termination of this Agreement.

        8.11. REPLACEMENT OR RECONSTRUCTION OF TOWER BY LICENSOR. Notwithstanding anything to the contrary herein, Licensee acknowledges and agrees that the Licensor reserves the right, in its sole discretion, to replace or rebuild an existing Tower or the top of any Tower, provided, however, that in the event of such tower replacement, Licensor shall provide Licensee with suitable space at the Tower Facility during the construction period to permit the continued operation of Licensee's Equipment without any materially adverse effect on Licensee's operations and Licensor shall be solely responsible for the costs associated with removing and re-installing the Licensee's Equipment on the replacement tower and the reasonable cost of obtaining any required FCC approval, permission or authority, including special temporary authority to operate the Equipment from the replacement tower. The Licensor also expressly reserves the right to erect one or more towers on the Tower Facility, subject to Licensor's obligations to Licensee pursuant to Section 8.7 of this Agreement. In no event shall Licensee's rent be abated in any manner during any period of construction of the Tower or top of a Tower so long as Licensee is capable of continuing to operate its Equipment from a temporary location at the Tower Facility with substantially the same service area as before the relocation as contemplated under the applicable License. Each Party acknowledges and agrees that they will reasonably cooperate with the other Party in any actions, filings, or permits that may be required for either Party to exercise their rights under this Section 8.11.

        8.12. COOPERATION RELATING TO LICENSEE'S USE. Upon Licensor's written request, Licensee shall promptly furnish Licensor with complete and accurate information in response to any reasonable request by Licensor for information about any of the Equipment or utilities utilized by Licensee at any Tower Facility or any of the channels and frequencies authorized by Licensee thereon.

     9. INDEMNIFICATION.

        9.1. BY LICENSEE. Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates and their respective directors, officers, shareholders, successors and assigns from all Damages arising from (a) any Claim to the extent such Claim is attributable to the joint, concurrent or sole negligence, gross negligence, or willful misconduct or strict liability of Licensee, or its agents, employees, representatives, contractors or other Persons acting or engaged by, through or under Licensee, (b) any material breach by Licensee of any provision of this Agreement, and (c) actions taken by Licensor to resolve any interference caused by Licensee or Licensee's Equipment pursuant to Section 8.7(a) or 8.7(f), as applicable, to any other party which Licensor is required by law or contractual obligation to resolve.

        9.2. BY LICENSOR. The Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates and their respective directors, officers, shareholders, successors and assigns from all Damages arising from (a) any Claim to the extent such Claim is attributable to the joint, concurrent or sole negligence, gross negligence, or willful misconduct or strict liability of Licensor, or its agents, employees, representatives, contractors or other Persons acting or engaged by, through or under Licensor, (b) any material breach by Licensor of any provision of this Agreement, and (c) interference to Licensee's Equipment or permitted operations caused by Licensor's failure to enforce Licensee's rights to be free from such interference in accordance with Section 8.7(b).

        9.3. LIMITS ON INDEMNIFICATION. Except as otherwise expressly provided in Sections 9.1(c) and 9.2(c), neither party shall be responsible or liable to any of the foregoing Indemnified Parties for any Damage arising from any Claim to the extent attributable to any acts or omissions of other licensees or tower users occupying any particular Tower Facilities or for any structural or power failures or destruction or damage to the Tower Facilities except to the extent caused by the joint, concurrent, sole or gross negligence, or willful misconduct of such party.

        9.4. EXPRESS NEGLIGENCE. THE FOREGOING INDEMNITIES SET FORTH IN THIS
SECTION 9 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY STATE'S EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

        9.5. SURVIVAL. The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement with respect to any events occurring on or before expiration or termination whether or not Claims relating thereto are asserted before or after expiration or termination.

     10. DESTRUCTION OR CONDEMNATION.

            (a) In the event that any Tower is destroyed or damaged by fire, lightning, windstorm, flood, earthquake, explosion, collapse, aircraft or other vehicle damage or other casualty, Licensor shall, unless it elects to terminate the related License with respect to the affected Tower as hereinafter provided, promptly reconstruct or repair the Tower to substantially the same condition as existed before the destruction or damage and upon completion give possession to Licensee of substantially the same space licensed under the affected License. If the Tower is in need of such repair or is so damaged by fire, lightning, windstorm, flood, earthquake, explosion, aircraft or other vehicle damage, collapse or other casualty that reconstruction or repair cannot reasonably be undertaken without dismantling Licensee's Equipment, then Licensor may, upon giving written notice to Licensee, remove any Licensee's Equipment and interrupt the signal activity of Licensee but will use reasonable efforts to have Licensee's Equipment replaced as soon as reasonably possible. Licensee will be afforded the right, at Licensee's sole cost and expense, to install temporary facilities pending repairs, provided such temporary facilities do not interfere in any way with the construction, rebuilding or operation of the Tower. Licensor agrees to provide Licensee alternative space, if available, on the Tower during such reconstruction/repair period. If Licensor elects not to restore the Tower within four (4) months from the date of any casualty, Licensor may, by notice to Licensee, terminate the License Term of the affected License effective on the date of such casualty. Licensor shall give Licensee such notice promptly following such election not to restore the Tower. Notwithstanding the foregoing, during such four (4) month period following the date of any casualty, if Licensee's operation has been materially disrupted for thirty (30) or more Days and such material disruption was not the result of Licensee's actions or inactions and such disruption can not be avoided by Licensee in a commercially reasonable manner, then Licensee upon written notice to Licensor may terminate the License Term of the affected License. If Licensor elects to restore the Tower, should Licensor not substantially restore or replace the Tower in a fashion sufficient to allow Licensee to replace Licensee's Equipment thereon within four (4) months of the date of casualty provided that such four (4) month period shall be automatically extended for so long as Licensor has commenced end diligently continues to restore or replace such Tower and Licensee's operation has been materially disrupted for thirty (30) or more Days, then Licensee, upon written notice to Licensor terminate the License Term of the affected License.

            (b) Licensor shall be entitled to terminate the License Term of the affected License if all or any part of to the associated Tower Facility is acquired, transferred, condemned or taken pursuant to any eminent domain proceeding if as a result any of such event, Licensor has determined not to continue to operate the Tower Facility. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Licensor in all cases. Licensee hereby grants to Licensor all of Licensee's rights to such Damages and covenants to deliver such further assignments thereof as Licensor may from time to time request. Nothing contained herein shall be construed to prevent Licensee from prosecuting in any eminent domain proceedings a claim for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Licensor from the taking authority.

            (c) The License Fee with respect to the affected Tower Facility shall be abated during any period that the Tower has not been restored following an event described in clauses (a) or (b) above so long as Licensee is unable to continue to operate from a temporary location without any materially adverse affect on its service area at the Tower Facility during any period of restoration.

     11. SURRENDER.

         11.1. GENERAL. Upon the expiration or termination of any License, Licensee shall peaceably deliver up and surrender the Licensed Premises on which Licensee's Equipment was installed or located.

         11.2. ALTERATIONS AND IMPROVEMENTS. Upon the termination or expiration of any License, all permanent alterations, installations, changes, replacements, additions or improvements that (a) have been made by Licensee to the related Tower Facilities and (b) cannot be removed without material damage to the remainder of such Tower Facilities, shall, at the Licensor's sole discretion, be deemed a part of such Tower Facilities and the same shall not be removed.

         11.3. REMOVAL OF LICENSEE'S EQUIPMENT. Upon the termination or expiration of any License and so long as Licensee is not in default hereunder, Licensee may remove all Equipment owned by Licensee so long as the removal thereof would not cause material damage to property not owned by Licensee and shall repair any damage caused to the Tower Facilities due to the removal of such Equipment at Licensee's expense. Licensee shall remove such Equipment to one foot below grade, and such removal shall be performed by a qualified steeplejack, tower climber or contractor in a workmanlike manner without any interference, damage or destruction to any other equipment, structures or operations of the tower, and without injury or damage to the tower, the surrounding real property or improvements located thereon. If Licensee fails to make such repairs within 10 Days after occurrence of any such damage, Licensor may perform the necessary repairs at Licensee's expense. Licensee shall pay Licensor all amounts so invoiced within 10 Days after receipt of the invoice. If Licensee fails to remove such Equipment within 30 Days after the termination or expiration any License, such Equipment shall be deemed abandoned. The Licensor may, at its option, (a) cause any such abandoned Equipment to be removed and stored (including the costs of any repairs required due to such removal) at the expense of Licensee which must be promptly reimbursed to Licensee upon receipt of an invoice(s), b) sell all or any part of such Equipment at public or private sale, without notice to Licensee, and retain the proceeds of such sale and/or
(c) declare that title to such Equipment shall be deemed to have passed to Licensor and Licensee shall execute any documents reasonably requested by Licensor to evidence such transfer of interest.

         11.4. RELEASE DOCUMENTS. Upon the termination or expiration of any License, Licensee shall immediately upon the request and at the expense of Licensor, deliver a release in recordable form of any instruments of record evidencing such License.

     12. MISCELLANEOUS.

         12.1. ASSIGNMENT AND SUBLEASING.

            (a) In the event Licensor mortgages, grants a security interest in or otherwise collaterally assigns its interest in this Agreement or in any License,

Licensee will execute and deliver to Licensor's lender or other party to whom such interest is granted an Estoppel certificate certifying as to such reasonable and accurate matters as are customarily expressed to lenders and a subordination, attornment and non-disturbance agreement pursuant to which any interest Licensee may have in any Tower Facilities by reason of this Agreement or any License is subordinated to a mortgage lien or other security interest granted in favor of Licensor's lenders; provided, Licensee shall only be obligated to enter into any such subordination, attornment and non-disturbance agreement if, pursuant to the terms thereof, the lender agrees not to disturb Licensee's interest in any of the Tower Facilities arising from this Agreement or any License so long as Licensee continues to perform its obligations according to the terms hereof and thereof.

            (b) Licensee may not assign or transfer (by operation of law or otherwise) this Agreement, any License or its all or any part of its interests therein without the prior written consent of Licensor. Notwithstanding the foregoing and so long as Licensee is not then in default, Licensee may assign this Agreement or any individual License with upon thirty (30) Days prior written notice to Licensor to any of the following: (i) Any Affiliate of Licensee, provided that Licensee shall continue to remain liable to Licensor hereunder; (ii) Any corporation or other entity resulting from the merger or consolidation of Licensee; (iii) Any corporation, partnership, or other entity, or Person which acquires all or substantially all of the assets of or fifty percent (50%) or more of the stock or interest in Licensee; or (iv) any corporation, partnership or other entity acquiring all or substantially all of Licensee's assets, including the use of Licensee's rights to the FCC licenses that Licensee uses to operate Licensee's Equipment at the applicable Tower Facilities, in a given Basic Trading Area ("BTA"), so long as such corporation or partnership is not a competitor of Licensor, provided that such assignee pursuant to Sections 12.1(b)(i),(ii),(iii) and (iv) assumes in full the obligations of Licensee under the License. Upon any such assignment, Licensee shall be released from any further obligations hereunder accruing from or after the date of any such assignment. In the event that Licensee requests Licensor's consent to any assignment of any one or more individual License, Licensee shall be required to pay Licensor an Administrative Fee of $500.00 for each consent to assignment or assignment requested by Licensee. In no event may Licensee sublet, sublease, grant any form of shared use right or permit any other similar use of any Tower Facility or any portion thereof by or interest therein to any party other than Licensee. Notwithstanding anything to the contrary in this Agreement or in any License, in no event may Licensee diplex or combine signals for itself or others. Upon any request by Licensee to assign any License, Licensor may require the assignee to enter into a new license agreement directly with Licensor so long as the License Fee, Annual Escalator and length and commencement of each affected License Term is not altered by such replacement license agreement.

            (c) Licensor may freely assign this Agreement or any License or any interest therein so long as any such assignee agrees in writing to assume Licensor's obligations hereunder. Upon any such assignment, Licensor shall be released from any further obligations hereunder accruing from or after the date of any such assignment. Licensor shall also have right to assign its rights, but not its obligations, under this Agreement or any License, in whole or in part, to one or more of Licensor's Affiliates.

        12.2. DEFAULTS.

            (a) Licensee and Licensor shall have fifteen (15) Days after receipt of written notice to cure any monetary Licensor Default or Licensee Default, respectively, and thirty (30) Days after receipt of written notice to cure any non-monetary Licensor Default or Licensee Default, respectively; provided however, that if any non-monetary Licensor Default or Licensee Default is not capable of being cured within the requisite period of time, then so long as the party charged with the default has diligently pursued such cure of the default within the prescribed period, the party shall be given the necessary time to cure the default. If subsequent to the foregoing requisite periods of time, there continues to be an event of Licensor Default or Licensee Default, the non-defaulting party may, upon thirty (30) Days written notice to the other party, terminate this Agreement with respect to the applicable License and institute any other proceedings at law or in equity to recover damages from the other party. The cure periods set forth in this Section 12(a) shaft not be applicable with respect to any breach of Licensor's or Licensee's rights or obligations pursuant to Section 8.7.

            (b) Upon the occurrence of any Licensee Default which is not cured in accordance with Section 12.2(a), Licensor may (i) enter upon the affected Licensed Premises(s) without being liable for prosecution or any claims of Damages of such entry, and do whatever Licensee is obligated to do under the terms of this Agreement or any individual License to correct the default, (ii) remove and store Licensee's Equipment from the Licensed Premises at the expense of Licensee which Equipment shall not be returned or released to Licensee until the default has been cured, or (iii) disconnect Licensee's Equipment. All costs of removal and storage of Licensee's Equipment (including the costs of any repairs required due to such removal) pursuant to this Section shall be at the expense of Licensee, which costs shall be reimbursed to Licensor upon receipt of an invoice(s). Licensee agrees to reimburse Licensor on demand for any expenses that Licensor may incur in effecting compliance with Licensee's obligations under this Agreement or any License in this manner, and Licensee further agrees that Licensor shall not be liable for any Damages resulting from such action. No action by Licensor pursuant to this Section 12.2(b) shall be construed as an election on Licensor's part to terminate this Agreement or any individual License, unless a written notice of such intention is given to Licensee, and Licensee's obligation to pay the monthly License Fee hereunder shall not be terminated or suspended.

         12.3. EXCUSABLE DELAY. Neither party shall assume responsibility for any losses or damages caused by acts of God, including, but not limited to, wind, lightning, rain, ice, earthquake, floods, or rising water, or by aircraft or vehicle damage. In the event that Licensor shall be delayed, hindered in or prevented from the performance of any act required hereunder by reason of acts of God (including, but not limited to, wind, lightning, rain, ice, earthquake, flood or rising water), aircraft or vehicle damage or other casualty, unforeseen soil conditions, acts of third parties who are not employees of Licensor, strikes, lock-outs, labor troubles, inability to procure material, failure of power, governmental actions or inaction (including but not limited to those related to zoning approvals, permits or related appeals), laws or regulations, riots, insurrection, war or other reasons beyond its control, or any delay caused by the acts or omissions of Licensee, then the performance of such act shall be excused for the period of delay and the period for performance of any such act shall be extended for a period equivalent to the period required to perform as a result of such delay.

         12.4. ENTIRE AGREEMENT; PRIOR AGREEMENTS. This Agreement and the appendices, exhibits form of Schedules and Licenses that may be executed from time to time by the parties with respect to specific Tower Facilities constitute the entire agreement between the parties pertaining to the subject matter hereof within the United States and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter herein. The parties hereto also expressly acknowledge that any and all other existing master license agreements or master lease agreements (or similar Agreements but not any individual site agreements) between the parties and their Affiliates ("Prior Agreements") are hereby terminated in their entirety (notwithstanding their terms and conditions to the contrary) effective as of the date of this Agreement except with respect to, and only to the extent of, any individual schedule or license executed under such Prior Agreements prior to the date of this Agreement. Further, in the event that Licensor or Licensee or any of their Affiliates assumes or acquires (by reason of merger, transfer of control, or assignment) any interest in any additional Prior Agreements during the Term hereof, at the election of Licensor all such assumed or acquired Prior Agreements (whether executed by the initial parties before or after the execution of this Agreement) shall be automatically terminated in their entirety (notwithstanding their terms and conditions to the contrary) effective upon such assignment or acquisition by Licensor or Licensee, or their respective Affiliates, as applicable, except with respect to, and only to the extent of, any individual schedule or license executed under such Prior Agreements prior to the date of such automatic termination. All license agreements for Tower Facilities owned or leased by Licensor executed by Licensee and Licensor prior to the Effective Date of this Agreement ("INTEGRATED PRIOR LICENSES") shall be terminated as of the Effective Date (the "INTEGRATION DATE") and shall be rewritten as Licenses to this Agreement within thirty (30) Days of the Integration Date ("REWRITTEN AGREEMENTS"). License Commencement Dates, License Fees and Application Fees in such Integrated Prior Licenses shall be unaltered on the applicable Rewritten Agreement.

         12.5. NOTICES. All notices, consents, approvals, and other communications given to either party under this Agreement shall be in writing to such party at the address set forth for such party as its Notice Address in the applicable License or at such other address as such party shall designate by notice to the other party hereto in accordance with this Section 12.5 and may be delivered personally (including delivery by private courier services, including overnight courier delivery) or by confirmed telecopy followed by first-class United States mail, postage prepaid, registered or certified mail with return receipt requested, to the party entitled thereto, and shall be deemed to be duly given or made when deposited with the applicable carrier or courier. In the event that conflicting Notice Addresses appear in the Licenses, the most recent License shall control.

         12.6. CHOICE OF LAW. This Agreement shall be construed and interpreted and the rights of the parties determined in accordance with the internal laws of the State of New York. Each individual License shall be construed and interpreted and the rights of the parties determined in accordance with the internal laws in the state in which the Tower Facility is located, provided that in the event that more than one License is involved in the dispute or controversy the laws of the State of New York shall govern.

         12.7. DISCLAIMERS, AMENDMENTS AND WAIVERS.

            (a) No endorsement or statement on any check or letter accompanying a check for payment of fee or other amount shall be deemed an accord and satisfaction, and Licensor may accept such check or payment without prejudice to Licensor's right to recover the balance of such fee or other payment or to pursue any other remedy provided in this Agreement. No payment by Licensee or receipt by Licensor of a lesser amount than the periodic installment(s) of the License Fee shall be deemed to apply to any amount other than the earliest then outstanding payment due hereunder.

            (b) LICENSEE ACKNOWLEDGES THAT THE LICENSOR HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO ANY TOWER FACILITIES INCLUDING, WITHOUT LIMITATION, THE CONDITION OF ANY TOWER FACILITIES (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, ENVIRONMENTAL CONDITION, OR GEOLOGIC CONDITION). IN FURTHERANCE OF THE FOREGOING, THE LICENSOR EXPRESSLY DISCLAIMS AND NEGATES, AND LICENSEE HEREBY WAIVES (I) ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESSED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESSED WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY CLAIM FOR DAMAGES BECAUSE OF ANY LATENT OR PATENT DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN AND (V) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW. IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT ALL TOWER FACILITIES BE LICENSED ON AN AS IS, WHERE IS BASIS. THE PARTIES HERETO AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE CONSPICUOUS DISCLAIMERS.

            (c) No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly agreed to in writing by the affected party.

         12.8. BROKERAGE FEES. Each of Licensor and Licensee represent and warrant to the other that no broker was involved for such representing person in connection with this transaction and each of Licensor and Licensee agrees to indemnify and hold the other harmless from and against the claims of any broker acting on behalf of the indemnifying party in connection with this transaction.

         12.9. QUIET ENJOYMENT. The Licensor covenants and agrees that, upon Licensee's paying the License Fee and observing and performing all of the terms, covenants and conditions on Licensee's part to be observed and performed under this Agreement (including any License), Licensee shall peacefully and quietly enjoy the Tower Facilities covered by each License during the applicable License Term, subject to the provisions of Section 5.1(f).

         12.10. REFERENCES. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Agreement unless otherwise expressly stated herein. Any reference to an Appendix shall be deemed to refer to the applicable Appendix attached hereto, all such Appendices being incorporated herein and made a part hereof by this reference. Any reference to a Schedule shall be deemed to refer to any form of Schedule attached hereto from time to time or any License signed by Licensor and Licensee and, when so signed, shall be incorporated herein and made a part hereof by this reference.

         12.11. NO THIRD PARTY BENEFICIARIES. Except as otherwise provided in
Section 8.7 or the applicable License, this Agreement is solely for the benefit of the parties hereto, their successors and assigns permitted under this Agreement and the indemnified parties under Sections 9.1 and 9.2, and no provisions of this Agreement shall be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right.

         12.12. RECORDATION OF MEMORANDUM. At Licensee's request and expense (including all reasonable expenses incurred by Licensor hereunder). Licensor agrees to execute a memorandum of agreement for a particular License in a form acceptable to Licensor, so long as such recordation is not otherwise restricted or prohibited by the applicable Ground Lease. Licensee agrees to provide Licensor with a certified copy of any such memorandum within five (5) Business Days following any recordation of such memorandum.

         12.13. LIMITED RELATIONSHIP. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third Person to create the relationship of principal and agent, partnership, joint venture or any association between Licensor and Licensee other than contracting parties.

         12.14. APPLICABLE STANDARD. Any approval, consent, decision or election to be made or given by a party hereunder may be made or given in such party's sole judgment and discretion, unless a different standard (such as reasonableness or good faith) is provided for explicitly.

         12.15. INTEREST. Any Payment not made on the date required by this Agreement shall accrue interest at the Past Due Rate from the Due Date of such Payment until the date such Payment is paid, as well as an Administrative Fee of fifteen percent (15%) of the applicable monthly License Fee to compensate Licensor for the additional administrative costs incurred or anticipated to be incurred by reason of such late Payment.

         12.16. INTERPRETATION. Each of the parties has agreed to the use of the particular language of the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties hereto and the limitations and restrictions upon such rights and benefits intended to be provided.

         12.17. WAIVER OF CERTAIN DAMAGES. NOTWITHSTANDING THE PROVISIONS OF SECTIONS 8.9, 9.1 OR 9.2, EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO RECOVER CONSEQUENTIAL (INCLUDING LOST PROFITS), PUNITIVE, EXEMPLARY AND SIMILAR DAMAGES AND THE MULTIPLIED PORTION OF DAMAGES.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of April 4, 2001 (the "EFFECTIVE DATE").


LICENSOR:
AMERICAN TOWER, L.P.
BY: ATC GP, INC. (ITS SOLE GENERAL PARTNER)


By:
   -----------------------------------------
Name:  Steven J. Moskowitz
Title: Executive Vice President


LICENSEE:
UBIQUITEL LEASING COMPANY


By:
   -----------------------------------------
Name:  David L Zylka
Title: Vice President of Engineering

                                   APPENDIX I

                                  DEFINED TERMS

ADMINISTRATIVE FEE - means all fees designated as Administrative Fees herein and in each License and shall also include the Application Fee and Site Inspection Fee as adjusted by twenty percent (20%) on July 1, 2005 and every five (5) years thereafter by twenty percent (20%).

AFFILIATE(S) - means, with respect to any Person, (i) any other Person directly or indirectly controlled by, controlling or under common control with such first Person and (ii) any director or officer of such first Person or of any Person referred to in clause (i) above. For the purposes of this definition control of any Person means ownership, directly or indirectly, of 50% or more of the voting stock of such Person, if a corporation, and ownership of 50% or more of the equity or beneficial interest in any other Person. The general partner of any Person who is a partnership will be deemed to control such Person.

AGREEMENT - as defined in the introductory paragraph.

ANNUAL ESCALATOR - as defined in Section 6.1.

APPLICATION - as defined in Section 3.1, as revised from time to time in accordance with Section 3.2.

APPLICATION FEE - as defined in Section 3.1.

AUTHORIZED PERSONNEL - as defined in Section 7.

BUSINESS DAY - means a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the United States or the State of New York.

CLAIMS - means demands, claims, suits, actions, proceedings or investigations brought against a Person by an unrelated or unaffiliated Person.

DAMAGES - means debts, liabilities, obligations, losses, damages, cost and expenses, whether actual, interest (including, without limitation, prejudgment interest), penalties, reasonable legal fees (including without limitation, in-house counsel at prevailing independent counsel rates in the metropolitan area in which they practice), disbursements and costs of investigations, deficiencies, levies, duties and imposts (but in no event consequential or punitive damages).

DAY - means a calendar day including Monday, Tuesday, Wednesday, Thursday, Friday, Saturday, and Sunday.

DUE DATE - as defined in Section 6.7.

EFFECTIVE DATE - as defined in Section 4.1.

EQUIPMENT - means "Licensee's Equipment."

FAA - means the United States Federal Aviation Administration.

FCC - means the United States Federal Communications Commission.

FIRST RENEWAL PERIOD - as defined in Section 4.2.

GOVERNMENTAL AUTHORITY - means any federal, state, county or municipal governmental authority, including all executive, legislative, judicial and administrative bodies thereof with jurisdiction over the Parties or the subject matter of this Agreement and subject to Section 12.6.

GROUND LEASE - means an easement, ground lease, license, permit or right of way by which Licensor has the right to use the premises on which the Tower Facility is located.

INDEMNIFIED PARTY - shall mean any Person entitled to indemnification under
Section 9.1 or Section 9.2 hereof.

LICENSE FEE - as defined in Section 6.1 and the applicable License.

LEGAL REQUIREMENTS - shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls) of any governmental authority with jurisdiction over the Parties or the subject matter of this Agreement and subject to Section 12.6.

LICENSE - shall mean, with respect to any Licensed Premises, the terms and conditions between Licensor and Licensee governing the license of such space as set forth in this Agreement and the executed Schedule relating to the licensing of such space.

LICENSE COMMENCEMENT DATE - as defined in Section 4.2.

LICENSE TERM - for each License means the period commencing on the first Day of the Primary Term and ending on the last Day of the Primary Term or the last day of the last applicable renewal period, if it is renewed.

LICENSED PREMISES - as defined in Section 3.1.

LICENSEE - as defined in the introductory paragraph.

LICENSE DEFAULT - means the occurrence of any of the following events: (a) failure by

Licensee at any time to pay, when due, any sums payable by Licensee hereunder within the cure period set forth in Section 12.2 and (b) failure by Licensee to observe or perform any other covenant, agreement, condition or provision of this Agreement or any License, subject to the cure periods in accordance with Section 12.2, and (c) if Licensee files a petition in bankruptcy or for reorganization or any other similar act by or against Licensee under any bankruptcy or insolvency law (and, in the case of any involuntary filing, if such filing is not vacated or removed within sixty (60) days).

LICENSEE'S EQUIPMENT - (also referred to herein as the "Equipment") means all of the antennae, transmission, cable and other equipment brought to a Tower Facility by Licensee, whether owned, leased or otherwise obtained by Licensee, and located on Licensor's Tower Facilities, including on any Tower and in equipment shelters, as such equipment may be modified or replaced at any time during the applicable License term in accordance with the terms and conditions of this Agreement, all as specifically described in the applicable License or any amendments thereto.

LICENSOR - as defined in the introductory paragraph.

LICENSOR DEFAULT - means the occurrence of any of the following events: (a) failure by Licensor at any time to pay, when due, any sums payable by Licensor hereunder within the cure period set forth in Section 12.2 and (b) failure by Licensor to observe or perform any other covenant, agreement, condition or provision of this Agreement or any License, subject to the cure periods in accordance with Section 12.2 and (c) if Licensor files a petition in bankruptcy or for reorganization or any other similar act by or against Licensor under any bankruptcy or insolvency law (and, in the case of any involuntary filing, if such filing is not vacated or removed within sixty (60) days).

NOTICE ADDRESS - as defined in the applicable License.

OFFER DATE - as defined in Section 3.1(a).

PAST DUE RATE - as defined in Section 6.7.

PAYMENT - all monies due by one Party to the other Party under this Agreement or any License, including, but not limited to the License Fees, Administrative Fees, Past Due Rate charges, or any reimbursements due hereunder.

PERSON - means any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government.

PRIMARY TERM - as defined in Section 4.2.

REMITTANCE ADDRESS - as defined in Schedule.

RFI - means radio frequency interference.

SCHEDULE(S) - collectively or individually, the form of Schedule attached hereto, as revised from time to time in accordance with Section 3.2.

SECOND RENEWAL PERIOD - as defined in Section 4.2.

SITE INSPECTION FEE - payment to be made by Licensee to Licensor for each installation of its permitted Equipment set forth in Section 6.5.

TERM - as defined in Section 4.1.

THIRD RENEWAL PERIOD - as defined in Section 4.2.

TOWER(S) - as defined in Section 2.

TOWER FACILITIES - means, with respect to any License, the Tower, real property, buildings and all other facilities and equipment located on the underlying real property and owned or leased by Licensor.

WORK - as defined in Section 8.2.